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                                                                     Exhibit 2.1

                              ESS TECHNOLOGY, INC.

                          AGREEMENT AND PLAN OF MERGER

                                 AUGUST 15, 2003

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                                TABLE OF CONTENTS

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SECTION ONE.....................................................................................................    1

         1.       The Merger....................................................................................    1

                  1.1      The Merger...........................................................................    1

                  1.2      Closing; Effective Time..............................................................    1

                  1.3      Effect of the Merger.................................................................    2

                  1.4      Articles of Incorporation; Bylaws....................................................    2

                  1.5      Directors and Officers...............................................................    2

                  1.6      Effect on Capital Stock..............................................................    2

                  1.7      Surrender of Certificates............................................................    4

                  1.8      No Further Ownership Rights in Target Capital Stock..................................    5

                  1.9      Taking of Necessary Action; Further Action...........................................    5

                  1.10     Withholding..........................................................................    5

                  1.11     Lost, Stolen or Destroyed Certificates...............................................    5

SECTION TWO.....................................................................................................    6

         2.       Representations and Warranties of Target......................................................    6

                  2.1      Organization; Subsidiaries...........................................................    6

                  2.2      Articles of Incorporation and Bylaws.................................................    7

                  2.3      Capital Structure....................................................................    7

                  2.4      Authority............................................................................    8

                  2.5      No Conflicts; Required Filings and Consents..........................................    8

                  2.6      Financial Statements.................................................................    9

                  2.7      Absence of Undisclosed Liabilities...................................................    9

                  2.8      Absence of Certain Changes...........................................................    9

                  2.9      Litigation...........................................................................   11

                  2.10     Restrictions on Business Activities..................................................   11

                  2.11     Permits; Company Products; Regulation................................................   11

                  2.12     Title to Property....................................................................   12

                  2.13     Intellectual Property................................................................   13

                  2.14     Environmental Matters................................................................   15

                  2.15     Taxes................................................................................   16

                  2.16     Employee Benefit Plans...............................................................   18

                  2.17     Certain Agreements Affected by the Merger............................................   21
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                                   (continued)

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                  2.18     Employee Matters.....................................................................   21

                  2.19     Material Contracts...................................................................   22

                  2.20     Interested Party Transactions........................................................   23

                  2.21     Insurance............................................................................   24

                  2.22     Compliance With Laws.................................................................   24

                  2.23     Minute Books.........................................................................   24

                  2.24     Complete Copies of Materials.........................................................   24

                  2.25     Brokers' and Finders' Fees...........................................................   24

                  2.26     Vote Required........................................................................   24

                  2.27     Board Approval.......................................................................   25

                  2.28     Inventory............................................................................   25

                  2.29     Accounts Receivable..................................................................   25

                  2.30     Customers and Suppliers..............................................................   26

                  2.31     No Commitments Regarding Future Products.............................................   26

                  2.32     Representations Complete.............................................................   26

SECTION THREE...................................................................................................   27

         3.       Representations and Warranties of Acquiror and Merger Sub.....................................   27

                  3.1      Organization, Standing and Power.....................................................   27

                  3.2      Authority............................................................................   27

                  3.3      No Conflict; Required Filings and Consents...........................................   27

                  3.4      Litigation...........................................................................   28

                  3.5      Operations of Merger Sub.............................................................   28

                  3.6      Availability of Funds................................................................   28

SECTION FOUR....................................................................................................   28

         4.       Conduct Prior to the Effective Time...........................................................   28

                  4.1      Conduct of Business of Target........................................................   28

                  4.2      No Solicitation......................................................................   31

SECTION FIVE....................................................................................................   31

         5.       Additional Agreements.........................................................................   31

                  5.1      Best Efforts and Further Assurances..................................................   31

                  5.2      Consents; Cooperation................................................................   32

                  5.3      Access to Information................................................................   33
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                                TABLE OF CONTENTS
                                   (continued)

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                  5.4      Confidentiality......................................................................   33

                  5.5      Public Disclosure....................................................................   33

                  5.6      FIRPTA...............................................................................   33

                  5.7      State Statutes.......................................................................   34

                  5.8      Escrow Agreement.....................................................................   34

                  5.9      Shareholder Approval.................................................................   34

                  5.10     Special Meeting or Written Consent of Shareholders...................................   34

                  5.11     Target Employees.....................................................................   35

                  5.12     Non-competition Agreement............................................................   35

                  5.13     Expenses.............................................................................   35

                  5.14     Severance Payments...................................................................   35

                  5.15     Existing Indemnification Obligations of Target.......................................   36

SECTION SIX.....................................................................................................   36

         6.       Conditions to the Merger......................................................................   36

                  6.1      Conditions to Obligations of Each Party to Effect the Merger.........................   36

                  6.2      Additional Conditions to Obligations of Target.......................................   37

                  6.3      Additional Conditions to the Obligations of Acquiror and Merger Sub..................   38

SECTION SEVEN...................................................................................................   40

         7.       Termination, Amendment and Waiver.............................................................   40

                  7.1      Termination..........................................................................   40

                  7.2      Effect of Termination................................................................   41

                  7.3      Amendment............................................................................   41

                  7.4      Extension; Waiver....................................................................   41

SECTION EIGHT...................................................................................................   41

         8.       Escrow and Indemnification....................................................................   41

                  8.1      Survival of Representations and Warranties...........................................   41

                  8.2      Escrow Fund..........................................................................   42

                  8.3      Indemnification......................................................................   42

                  8.4      Damages Threshold....................................................................   43

                  8.5      Escrow Period........................................................................   43

                  8.6      Method of Asserting Claims...........................................................   43

                  8.7      Representative of the Shareholders; Power of Attorney................................   44
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                  8.8      Adjustment to Escrow.................................................................   44

SECTION NINE....................................................................................................   44

         9.       General Provisions............................................................................   44

                  9.1      Notices..............................................................................   44

                  9.2      Interpretation.......................................................................   45

                  9.3      Counterparts.........................................................................   45

                  9.4      Entire Agreement; Nonassignability; Parties in Interest..............................   45

                  9.5      Severability.........................................................................   45

                  9.6      Remedies Cumulative..................................................................   46

                  9.7      Governing Law........................................................................   46

                  9.8      Rules of Construction................................................................   46

                  9.9      Amendments and Waivers...............................................................   46
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

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (the "Agreement") is made and entered into as of August 15, 2003, by and among ESS Technology, Inc., a California corporation ("Acquiror"), Divio Acquisition Corporation, a California corporation ("Merger Sub") and wholly owned subsidiary of Acquiror, and Divio, Inc., a California corporation ("Target").

                                    RECITALS

         A. The Boards of Directors of Target, Acquiror and Merger Sub believe it is in the best interests of their respective companies and the shareholders of their respective companies that Target and Merger Sub combine into a single company through the merger of Merger Sub with and into Target (the "Merger") and, in furtherance thereof, have approved the Merger. Pursuant to the Merger, among other things, the outstanding shares of capital stock of Target (the "Target Capital Stock") shall be converted into the right to receive cash at the rates set forth herein.

         B. Target, Acquiror and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

                                    AGREEMENT

         The parties hereby agree as follows:

                                   SECTION ONE

         1.       THE MERGER.

                  1.1      THE MERGER. At the Effective Time (as defined in
Section 1.2) and subject to and upon the terms and conditions of this Agreement, the Agreement of Merger attached hereto as Exhibit A (the "Agreement of Merger") and the applicable provisions of the California Corporations Code ("California Law"), Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation of the Merger. Target as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

                  1.2 CLOSING; EFFECTIVE TIME. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place as soon as practicable, and in no event later than 5 business days, after the satisfaction or waiver of each of the conditions set forth in Section 6 below (other than those conditions which by their terms are to be satisfied at the Closing) or at such other time as the parties agree (the "Closing Date"). In connection with the Closing, the parties shall cause the Merger to be consummated by filing the Agreement of Merger, together with the required officers' certificates, with the Secretary of State of the State of California, in accordance with the relevant provisions of California Law (the time of such filing being the "Effective Time"). The Closing shall take place at the offices of Orrick, Herrington & Sutcliffe LLP, 1020 Marsh Road, Menlo Park, California, or at such other location as the parties agree.

                  1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Agreement of Merger and the applicable provisions of California Law. At the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger

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Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                  1.4      ARTICLES OF INCORPORATION; BYLAWS.

                           (a)      At the Effective Time, the Articles of
Incorporation of the Sub, as amended and restated pursuant to the Agreement of Merger, shall be the Articles of Incorporation of the Surviving Corporation unless and until thereafter amended or repealed as provided by applicable law.

                           (b)      At the Effective time, the Bylaws of Sub, as
in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

                  1.5 DIRECTORS AND OFFICERS. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time, shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                  1.6 EFFECT ON CAPITAL STOCK. By virtue of the Merger and without any action on the part of Merger Sub, Target or any of their respective shareholders, the following shall occur at the Effective Time:

                           (a)      CONVERSION OF TARGET CAPITAL STOCK.  All of
the issued and outstanding shares of Common Stock, no par value per share, and Preferred Stock, no par value per share, of Target (the "Target Common Stock" and "Target Preferred Stock," respectively, and together the "Target Capital Stock") issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 1.6(b)) shall collectively be converted into the right to receive aggregate cash consideration in an amount equal to $27,130,000 (the "Maximum Aggregate Consideration") reduced by any amounts required to be deducted therefrom at the Closing pursuant to Section 1.6(e) below (as so adjusted, the "Net Merger Consideration"). $2,713,000 of the Net Merger Consideration shall be held in escrow (the "Escrow Cash") and shall be made available to compensate Acquiror for certain damages as provided in
Section 8 below. The Net Merger Consideration shall be allocated to each shareholder on a per share basis in accordance with the provisions of the Target's Amended and Restated Articles of Incorporation in effect immediately prior to the Closing (and prior to the filing of the Agreement of Merger) in the form attached hereto as Exhibit B (the "Restated Articles"); provided, however, shares, if any, held by persons who have not voted such shares for approval of the Merger and with respect to which such persons shall become entitled to exercise dissenter's rights in accordance with Chapter 13 of California Law ("Dissenting Shares") shall not receive or be entitled to receive their ratable share of such Net Merger Consideration unless and until such shares shall no longer constitute Dissenting Shares. All shares of Target Capital Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Target Capital Stock shall cease to have any rights with respect thereto, except the right to receive the Net Merger Consideration therefor upon the surrender of such certificate in accordance with
Section 1.7, without interest.

                           (b)      CANCELLATION OF TARGET CAPITAL STOCK OWNED
BY ACQUIROR OR TARGET. At the Effective Time, all shares of Target Capital Stock that are owned by Target as treasury stock, each share of Target Capital Stock owned by Acquiror or any direct or indirect wholly owned subsidiary of Acquiror or of Target immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

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                           (c)      TARGET OPTIONS AND WARRANTS.

                                    (i)     TARGET OPTIONS. Effective
immediately prior to the Effective Time and contingent upon consummation of the Merger, all outstanding options to purchase Target Common Stock (the "Target Options") issued under the Target's 1996 Stock Option Plan (the "Target Stock Option Plan") shall become exercisable in full in accordance with the terms of the Target Stock Option Plan. At the Effective Time, all outstanding Target Options that have not been exercised shall be cancelled by virtue of the Merger without any action on the part of the holder thereof.

                                    (ii)    TARGET WARRANTS. At the Effective
Time, all outstanding warrants to purchase Target Capital Stock (the "Target Warrants") shall terminate unexercised by virtue of the Merger and without any action on the part of the holder thereof.

                           (d)      CAPITAL STOCK OF MERGER SUB. At the
Effective Time, each share of Common Stock of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

                           (e)      ADJUSTMENTS. The Maximum Aggregate
Consideration shall be reduced by any amount by which Third Party Expenses (defined in Section 5.13 below) exceed $100,000 in the aggregate.

                           (f)      DISSENTER'S RIGHTS. Any Dissenting Shares
shall not be converted into the right to receive the Net Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to California Law. Target agrees that, without the prior written consent of Acquiror, or as required under California Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares who, pursuant to the provisions of California Law, becomes entitled to payment of the fair value for shares of Target Capital Stock shall receive payment therefor (but only after such value shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Acquiror shall issue and deliver, upon surrender by such holder of certificate or certificates representing shares of Target Capital Stock, the portion of the Net Merger Consideration to which such holder would otherwise be entitled under this Section 1.6.

                  1.7      SURRENDER OF CERTIFICATES.

                           (a)      EXCHANGE AGENT. U.S. Bank, National
Association (or other institution selected by Acquiror and reasonably acceptable to Target) shall act as exchange agent (the "Exchange Agent") in the Merger.

                           (b)      ACQUIROR TO PROVIDE CASH. At the Closing,
Acquiror shall deposit with the Exchange Agent for exchange in accordance with this Section 1, through such reasonable procedures as Acquiror may adopt, sufficient funds for the payment of the Net Merger Consideration (less the Escrow Cash). All interest earned on such funds shall be paid to Acquiror.

                           (c)      EXCHANGE PROCEDURES. Promptly after the
Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (a "Certificate" or the "Certificates") which immediately prior to the Effective Time represented outstanding

                                      -3-
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shares of Target Capital Stock, whose shares were converted into the right to receive the Net Merger Consideration pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Net Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the appropriate portion of the Net Merger Consideration less the amount of Escrow Cash to be deposited in the Escrow Fund (as defined in Section 8.2 below) on such holder's behalf pursuant to Section 8 below, and the Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each Certificate will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the Net Merger Consideration. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Section 8 below, Acquiror shall cause to be distributed to the Escrow Agent (as defined in Section 8 below) the Escrow Cash.

                           (d)      NO LIABILITY. Notwithstanding anything to
the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                           (e)      DISSENTING SHARES. The provisions of this
Section 1.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this Section 1.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the portion of the Net Merger Consideration to which such holder is entitled pursuant to Section 1.6 hereof.

                  1.8 NO FURTHER OWNERSHIP RIGHTS IN TARGET CAPITAL STOCK. All cash in the amount of the Net Merger Consideration paid in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Target Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 1.

                  1.9 TAKING OF NECESSARY ACTION; FURTHER ACTION. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and reasonably necessary action, so long as such action is not inconsistent with this Agreement.

                  1.10 WITHHOLDING. Each of the Exchange Agent, Acquiror, and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Target Capital Stock such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the "Code") or any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

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                  1.11     LOST, STOLEN OR DESTROYED CERTIFICATES. In the event
any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such portion of the Net Merger Consideration as may be required pursuant to Section 1.6; provided, however, that Acquiror may, in its discretion and as a condition precedent to such payment, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as Acquiror may reasonably direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

                                   SECTION TWO

         2.       REPRESENTATIONS AND WARRANTIES OF TARGET.

                  In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that, when taken individually or together with all other adverse changes and effects, has had or would have a material adverse effect on the financial condition, assets, properties, liabilities, business, operations, results of operations of such entity and its subsidiaries, taken as a whole, has prevented or materially delayed or would prevent or materially delay consummation of the Merger.

                  In this Agreement, any reference to a party's "knowledge" means such party's actual knowledge of officers, directors and other key employees of such party reasonably likely to have knowledge of the matter in questions.

                  Except as disclosed in a document dated as of the date of this Agreement and delivered by Target to Acquiror prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Target Disclosure Schedule"), Target represents and warrants to Acquiror and Merger Sub as follows:

                  2.1 ORGANIZATION; SUBSIDIARIES. Each of Target and each subsidiary of Target (each a "Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Target and each Subsidiary has the requisite corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target. Each of Target and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target. A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary, is set forth in Section 2.1 of the Target Disclosure Schedule. Target is the owner of all outstanding shares of capital stock of each Subsidiary and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each Subsidiary are owned by Target free and clear of all liens, charges, claims, encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any Subsidiary, or otherwise obligating Target or any Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Target does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity other than the Subsidiaries.

                  2.2 ARTICLES OF INCORPORATION AND BYLAWS. Target has delivered a true and correct copy of the Articles of Incorporation and Bylaws or other charter documents, as applicable, of Target and each Subsidiary, each as amended to date, to Acquiror. Neither Target nor any Subsidiary is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents.

                  2.3 CAPITAL STRUCTURE. The authorized capital stock of Target consists of 38,400,000 shares of Common Stock and 25,067,984 shares of Preferred Stock, of which there were issued and outstanding as of the close of business on the date hereof, 2,624,520 shares of Common Stock, 2,020,000 shares of Series A Preferred Stock (the "Series A Preferred"), 2,716,667 shares of Series B Preferred Stock (the "Series B Preferred"), 4,392,400 shares of Series C Preferred Stock (the "Series C Preferred"), 1,480,500 shares of Series D Preferred Stock (the "Series D Preferred"), 3,290,750 shares of Series E Preferred Stock (the "Series E Preferred"), 501,000 shares of Series F Preferred Stock (the "Series F Preferred"), 4,811,586 shares of Series G Preferred Stock (the "Series G Preferred," together with the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred, the "Series Preferred"). There are outstanding warrants to purchase 150,000 shares of Target Common Stock and 395,998 shares of Series G Preferred. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities other than pursuant to the exercise of options currently outstanding under the Target Stock Option Plan. All outstanding shares of Target Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of Target or any agreement to which Target is a party or by which it is bound. All outstanding shares of Target Common Stock and Series Preferred were issued in compliance with all applicable federal and state securities laws. Target has reserved (i) sufficient shares of Common Stock for issuance upon conversion of the Series Preferred, and (ii) 4,875,000 shares of Common Stock for issuance to employees and consultants pursuant to the Target Stock Option Plan, of which 1,659,519 shares have been issued pursuant to option exercises or direct stock purchases, 2,953,273 shares are subject to outstanding, unexercised options, and no shares are subject to outstanding stock purchase rights. Except as set forth above, Target has not issued or granted additional options under the Target Stock Option Plan. Section 2.3 of the Target Disclosure Schedule sets forth the number of outstanding Target Options and all other rights to acquire shares of Target Common Stock pursuant to the Target Stock Option Plan and the applicable exercise prices. Except (i) for the rights created pursuant to this Agreement, (ii) for Target's right to repurchase any unvested shares under the Target Stock Option Plan and (iii) as set forth in this Section 2.3, there are no options, warrants, calls, rights, commitments, agreements or arrangements of any character to which Target or any Subsidiary is a party or by which Target or any Subsidiary is bound relating to the issued or unissued capital stock of Target or any Subsidiary or obligating Target or any Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Target or any Subsidiary or obligating Target or any Subsidiary to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of Target's capital stock (i) between or among Target and any of its shareholders and (ii) to the best of Target's knowledge, between or among any of Target's shareholders, except for the shareholders delivering Voting Agreements (as defined below). The terms of the Target Stock Option Plan permit the cancellation of the Target Stock Options as provided in this Agreement, without the consent or approval of the holders of such securities, the Target shareholders, or otherwise. True and complete copies of all agreements and instruments relating to or issued under the Target Stock Option Plan have been provided to Acquiror and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from those provided to Acquiror.

                  2.4 AUTHORITY. Target has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target, subject only to the approval of the Merger and the Restated Articles by Target's shareholders as contemplated by Section 6.1(a). Target's Board of Directors has approved the Merger, this Agreement, the Agreement of Merger and the Restated Articles. This Agreement has been duly executed and delivered by Target and assuming due authorization, execution and delivery by Acquiror and Merger Sub, constitutes the valid and binding obligation of Target enforceable against Target in accordance with its terms.

                  2.5      NO CONFLICTS; REQUIRED FILINGS AND CONSENTS.

                           (a)      The execution and delivery of this Agreement
by Target does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Articles of Incorporation or Bylaws of Target or any of its Subsidiaries, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any Subsidiary or any of their properties or assets.

                           (b)      Except as set forth in Schedule 2.5(b) of
the Target Disclosure Schedule, No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") or any third party is required by or with respect to Target or any Subsidiary in connection with the authorization, execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Restated Articles prior to the Effective Time and the filing of the Agreement of Merger, together with the required officers' certificates, as provided in Section 1.2, and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not reasonably be expected to have a Material Adverse Effect on Target and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

                  2.6 FINANCIAL STATEMENTS. Section 2.6 of the Target Disclosure Schedule includes a complete copy of Target's audited financial statements for the fiscal year ended September 30, 2002 and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) on a consolidated basis as at, and for the nine-month period ended June 30, 2003 (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles ("GAAP") (except that the unaudited financial statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements present fairly in all material respects the financial condition and operating results of Target and its consolidated Subsidiaries as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Target maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

                  2.7 ABSENCE OF UNDISCLOSED LIABILITIES. Neither Target nor any Subsidiary has material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet for the period ended June 30, 2003 (the

"Target Balance Sheet"), (ii) those incurred in the ordinary course of business and not required to be set forth in the Target Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the date of the Target Balance Sheet and consistent with past practice, and (iv) those incurred in connection with the negotiation and execution of this Agreement.

                  2.8      ABSENCE OF CERTAIN CHANGES. Except as set forth in
Section 2.8 of the Target Disclosure Schedule, since June 30, 2003 ( the "Target Balance Sheet Date") there has not been, occurred or arisen any:

                           (a)      transaction by Target or any Subsidiary
except in the ordinary course of business as conducted on that date and consistent with past practices;

                           (b)      amendments or changes to the Articles of
Incorporation or Bylaws of Target (except the filing of the Restated Articles as contemplated hereby);

                           (c)      capital expenditure or commitment by Target
or any Subsidiary, in any individual amount exceeding $25,000, or in the aggregate, exceeding $100,000;

                           (d)      destruction of, damage to, or loss of any
assets (including, without limitation, intangible assets), business or customer of Target or any Subsidiary (whether or not covered by insurance) which would reasonably be expected to constitute a Material Adverse Effect;

                           (e)      labor trouble or claim of wrongful discharge
or other unlawful labor practice or action;

                           (f)      change in accounting methods or practices
(including any change in depreciation or amortization policies or rates, any change in policies in making or reversing accruals) by Target or any revaluation by Target of any of its or any of its Subsidiaries' assets;

                           (g)      revaluation by the Company or any Subsidiary
of any of their respective assets;

                           (h)      declaration, setting aside, or payment of a
dividend or other distribution in respect to the capital stock of Target, or any direct or indirect redemption, purchase or other acquisition by Target of any of its capital stock, except repurchases of Target Common Stock from terminated Target employees at the original per share purchase price of such shares;

                           (i)      increase in the salary or other compensation
payable or to become payable by Target to any officers, directors, employees or advisors of Target or any Subsidiary, except in the ordinary course of business consistent with past practice, or the declaration, payment, or commitment or obligation of any kind for the payment by Target of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement, or other than as set forth in Section 2.16 below, the establishment of any bonus, insurance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation, the granting of stock options, stock appreciation rights, performance awards), stock purchase or other employee benefit plan;

                           (j)      sale, lease, license or other disposition of
any of the material assets or properties of Target or any Subsidiary, except in the ordinary course of business and not in excess of $50,000 in the aggregate;

                           (k)      termination or material amendment of any
material contract, agreement or license (including any distribution agreement) to which Target or any Subsidiary is a party or by which it is bound (other than at the end of its stated term);

                           (l)      loan by Target or any Subsidiary to any
person or entity, or guaranty by Target or any Subsidiary of any loan, except for (x) travel or similar advances made to employees in connection with their employment duties in the ordinary course of business, consistent with past practices and (y) trade payables not in excess of $50,000 in the aggregate and in the ordinary course of business, consistent with past practices;

                           (m)      waiver or release of any right or claim of
Target or any Subsidiary, including any write-off or other compromise of any account receivable of Target or any Subsidiary, in excess of $50,000 in the aggregate;

                           (n)      the commencement or notice or threat of
commencement as of the date hereof of any lawsuit or proceeding against or, to the Target's or Target's officers' or directors' knowledge, investigation of Target or any Subsidiary or their respective affairs;

                           (o)      notice as of the date hereof of any claim of
ownership by a third party of Target's or any Subsidiary's Intellectual Property (as defined in Section 2.13 below) or of infringement by Target or any Subsidiary of any third party's Intellectual Property rights;

                           (p)      issuance or sale by Target or any Subsidiary
of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

                           (q)      change in pricing or royalties set or
charged by Target or any Subsidiary to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to Target or any Subsidiary;

                           (r)      event or condition of any character that has
or would reasonably be expected to have a Material Adverse Effect on the Company; or

                           (s)      agreement by Target, any Subsidiary or any
officer or employee of either on behalf of such entity to do any of the things described in the preceding clauses (a) through (r) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

                  2.9 LITIGATION. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Target or any Subsidiary, threatened (whether orally or in writing) against Target or any Subsidiary or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Target. There is no judgment, decree or order against Target or any Subsidiary or, to the knowledge of Target and its Subsidiaries, any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Target. All litigation to which Target or any Subsidiary is a party (or, to the knowledge of Target, threatened in writing to become a party) is disclosed in the Target Disclosure Schedule.

                  2.10 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement, judgment, injunction, order or decree binding upon Target or any Subsidiary which has or would reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of Target or any Subsidiary, any acquisition of property by Target or any Subsidiary or the overall conduct of business by Target or any Subsidiary as currently conducted or as proposed to be conducted by Target or by any Subsidiary. Neither Target nor any Subsidiary has entered into any agreement under which Target or any Subsidiary is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

                  2.11     PERMITS; COMPANY PRODUCTS; REGULATION.

                           (a)      Each of Target and each Subsidiary is in
possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for Target or any Subsidiary, to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Target Authorizations") and no suspension or cancellation of any Target Authorization is pending or, to the best of Target's knowledge, threatened, except where the failure to have, or the suspension or cancellation of, any Target Authorization would not have or would not reasonably be expected to have Material Adverse Effect on Target. Neither Target nor any Subsidiary is in conflict with, or in default or violation of, (i) any laws applicable to Target or any Subsidiary or by which any property or asset of Target or any Subsidiary is bound or affected,
(ii) any Target Authorization, or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Target or any Subsidiary is a party or by which Target or any Subsidiary or any property or asset of Target or any Subsidiary is bound or affected, except for any such conflict, default or violation that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Target or any Subsidiary.

                           (b)      Except as would not have or reasonably be
expected to have a Material Adverse Effect on Target, since the inception of Target there have been no written notices, citations or decisions by any governmental or regulatory body that any product produced, manufactured, marketed or distributed at any time by Target or any Subsidiary (the "Products") is defective or fails to meet any applicable standards promulgated by any such governmental or regulatory body. To the best knowledge of Target, Target and each Subsidiary has complied in all material respects with the laws, regulations, policies, procedures and specifications with respect to the design, manufacture, labeling, testing and inspection of the Products. Since the inception of the Target, there have been no recalls, field notifications or seizures ordered or, to Target's knowledge, threatened by any such governmental or regulatory body with respect to any of the Products.

                           (c)      Target has obtained, in all countries where
either Target or a Subsidiary is marketing or has marketed its Products, all applicable licenses, registrations, approvals, clearances and authorizations required by local, state or federal agencies in such countries regulating the safety, effectiveness and market clearance of the Products currently or previously marketed by Target or any Subsidiary in such countries, except for any such failures as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Target. Target has identified and made available for examination by Acquiror all information relating to regulation of its Products, including licenses, registrations, approvals, permits, device listings, inspections, Target's recalls and product actions, audits and Target's ongoing field tests. Target has identified in writing to Acquiror all international locations where regulatory information and documents are kept.

                  2.12     TITLE TO PROPERTY.

                           (a)      Target and each Subsidiary has good and
marketable title to all of its respective properties, interests in properties and assets, real and personal, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or adversely interfere with the use of the properties subject thereto or affected thereby, or otherwise have a Material Adverse Effect on Target, and (iii) liens securing debt which is reflected on the Target Balance Sheet. The material plants, property and equipment of Target and Subsidiaries that are used in the operations of their businesses are in good operating condition and repair, subject to normal wear and tear. All material properties used in the operations of Target and its Subsidiaries are reflected in the Target Balance Sheet to the extent GAAP requires the same to be reflected. Neither Target nor any Subsidiary owns any real property. Section 2.12(a) of the Target Disclosure Schedule sets forth a true, correct and complete list of all real property leased by Target and by each Subsidiary, and the name of the lessor. Such leases are in good standing, are valid and effective in accordance with their respective terms, and there is not under any such leases any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

                           (b)      Section 2.12(b) of the Target Disclosure
Schedule sets forth a true, correct and complete list of all material equipment (the "Equipment") owned or leased by Target and its Subsidiaries, and such Equipment is, taken as a whole, (i) adequate for the conduct of Target's business, consistent with its past practice, and (ii) in good operating condition (except for ordinary wear and tear).

                  2.13     INTELLECTUAL PROPERTY.

                           (a)      Target and each of its Subsidiaries own, or
are licensed or otherwise possess legally enforceable rights to use all patents, trademarks, trademark rights, trade names, trade name rights, service marks, copyrights, and any applications for any of the foregoing, maskworks, net lists, schematics, industrial models, inventions, technology, know-how, trade secrets, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are used in the business of Target or any Subsidiary as currently conducted, except to the extent that the failure to have such rights have not had and could not reasonably be expected to have a Material Adverse Effect on Target or any Subsidiary. To the knowledge of the Target, after reasonable inquiry, such Intellectual Property is sufficient for the conduct of the business of Target and its Subsidiaries as presently conducted or proposed to be conducted.

                           (b)      Section 2.13 of the Target Disclosure
Schedule lists (i) all patents and patent applications and all registered trademarks, trade names and service marks, registered copyrights, and maskworks included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered, (ii) all licenses, sublicenses and other agreements to which Target or any Subsidiary is a party and pursuant to which any person is authorized to use any Intellectual Property of the Target or such Subsidiary, and (iii) all licenses, sublicenses and other agreements as to which Target or any Subsidiary is a party and pursuant to which Target or any Subsidiary is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights") and which are used in the manufacture or development of, are incorporated in, are, or form a part of, any Target product that is material to its business. To the knowledge of the Target, after reasonable inquiry, neither Target nor any Subsidiary is in violation of any license, sublicense or agreement described in Section 2.13(b) of the Target Disclosure Schedule. To the knowledge of the Target, after reasonable inquiry, the execution and delivery of this Agreement by Target and the consummation of the transactions contemplated hereby, will neither cause Target or any Subsidiary to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. Target is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any liens), the Intellectual Property, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which Intellectual Property is being used. Target has paid all maintenance fees, taxes and/or annuities for all issued patents and all pending patent applications that Target owns. There have been no settlement agreements, consent decrees or judgments relating to the Intellectual Property that Target owns.

                           (c)      To the knowledge of the Target after
reasonable inquiry, there has been no nor is there any unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Target or any Subsidiary, any trade secret material to Target or any Subsidiary or any Intellectual Property right of any third party to the extent licensed by or through Target or any Subsidiary, by any third party, including any employee or former employee of Target or any Subsidiary. Neither Target nor any Subsidiary has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or sales and license agreements.

                           (d)      Neither Target nor any Subsidiary is or will
be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights, the breach of which would or would reasonably be expected to have a Material Adverse Effect on Target or any Subsidiary.

                           (e)      To the knowledge of the Target, after
reasonable inquiry, all patents, registered trademarks, service marks and copyrights held by Target or any Subsidiary are valid and existing and there is no assertion or claim (or basis therefor) challenging the validity of any Intellectual Property of Target or any Subsidiary. Target has not been sued in any suit, action or proceeding which challenges the validity of or involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party or which involved any unfair competition or similar claim. To the knowledge of the Target, after reasonable inquiry, neither the conduct of the business of Target and each Subsidiary as currently conducted nor the manufacture, sale, licensing or use of any of the products of Target or any Subsidiary as now manufactured, sold or licensed or used, nor the use in any way of the Intellectual Property owned by Target in the manufacture, use, sale or licensing by Target or any Subsidiary of any products currently existing or proposed, infringes on or will infringe or conflict with, in any way, any license, trademark, trademark right, trade name, trade name right, patent, service mark, trade secret, copyright or other intellectual property right of any third party that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Target or any Subsidiary. To Target's knowledge, no third party is challenging or reasonably could challenge the ownership by Target or any Subsidiary, or the validity or effectiveness of, any of the Intellectual Property owned by Target. Neither Target nor any Subsidiary has brought any action, suit or proceeding for infringement of the Intellectual Property or breach of any license or agreement involving the Intellectual Property against any third party. Target reasonably believes that no third party infringes or has taken any action to impair Target's rights in the Intellectual Property, including without limitation, through the filing of patents that could impair Target's ability to practice its current or anticipated business. There are no pending, or to the best of Target's knowledge, threatened interference, re-examinations, oppositions or nullities involving any patents, patent rights or applications therefor of Target or any Subsidiary, except such as may have been commenced by Target or any Subsidiary. There is no breach or violation of or threatened or actual loss of rights under any license agreement to which Target is a party.

                           (f)      Target has secured valid written assignments
from all consultants and employees who contributed to the creation or development of the Intellectual Property used in the business of Target or any Subsidiary of all the rights to such contributions that Target does not already own by operation of law.

                           (g)      Target has taken all necessary and
commercially appropriate steps to protect and preserve the confidentiality of all confidential Intellectual Property not otherwise protected by patents, patent applications or copyright ("Confidential Information"). Each of Target and its respective Subsidiaries has a policy requiring each employee, consultant and independent contractor to execute proprietary information and confidentiality agreements substantially in Target's standard forms and all current and former employees, consultant and independent contractors of Target and each Subsidiary have executed such an agreement. All use, disclosure or appropriation of Confidential Information owned by Target or a Subsidiary by or to a third party has been pursuant to the terms of a written agreement between Target or the applicable Subsidiary and such third party. All use, disclosure or appropriation of Confidential Information not owned by Target or a Subsidiary has been pursuant to the terms of a written agreement between Target or a Subsidiary and the owner of such Confidential Information, or is otherwise lawful.

                  2.14     ENVIRONMENTAL MATTERS.

                  (a)      The following terms shall be defined as follows:

                  (i) "Environmental and Safety Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, and orders, as each may be amended from time to time, that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants; which regulate the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials or materials containing Hazardous Materials; or which regulate, in any manner, the exposure of employees, workers or other persons to Hazardous Material.

                  (ii) "Hazardous Materials" shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws; petroleum and petroleum products including crude oil and any fractions thereof; natural gas, synthetic gas, and any mixtures thereof; radon; asbestos; and any other pollutant or contaminant, but excluding office and janitorial supplies properly and safely maintained.

                  (iii) "Property" shall mean all real property leased or owned by Target or its Subsidiaries either currently or in the past.

                  (iv) "Facilities" shall mean all buildings and improvements on the Property of Target or its Subsidiaries.

                  (b) Target represents and warrants as follows: (i) Except in compliance with Environmental and Safety Laws and in a manner that could not reasonably be expected to subject the Target or any Subsidiary to liability for investigation, monitoring, cleanup, removal or other response costs, neither Target nor any Subsidiary, nor to their knowledge, any other person, has disposed of

Hazardous Materials at any Facility or Property, (ii) Target has disposed of all of its Hazardous Materials and wastes in compliance in all material respects with all Environmental and Safety Laws; (ii) neither Target nor any of its Subsidiaries has received any written or verbal notice of any noncompliance of the Facilities or of Target's or any Subsidiary's past or present operations with Environmental and Safety Laws; (iv) no notices, administrative actions or suits are pending or, to the knowledge of Target, threatened against Target or its Subsidiaries under any Environmental and Safety Laws; (v) neither Target nor its Subsidiaries has received any written notice that it may be a liable party under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), or any state analog statute, arising out of events occurring prior to the Closing Date; (vi) Target's and all Subsidiaries' uses and activities at the Facility and any Property have at all times complied in all material respects with all Environmental and Safety Laws; (vii) Target and its Subsidiaries have all the permits and licenses required under Environmental and Safety Laws for the conduct of each of their businesses and are in full compliance with the terms and conditions of those licenses and permits; and (viii) neither Target nor any of its Subsidiaries has received any written or verbal notice that they are liable for any contamination at the Facilities or any Property, or off-site property, under any Environmental and Safety Laws.

                  2.15     TAXES.

                           (a)      For purposes of this Section 2.15 and other
provisions of this Agreement relating to Taxes, the following definitions shall apply:

                                    (i)     The term "Taxes" shall mean all
taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (A) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal, state and foreign income taxes), payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, withholding taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, (B) any liability for the payment of amounts referred to in (A) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (C) any liability for amounts referred to in (A) or (B) as a result of any obligations to indemnify another person or as a result of being a transferee of or successor to another person.

                                    (ii)    The term "Returns" shall mean all
reports, estimates, declarations of estimated tax, information statements and returns required to be filed in connection with any Taxes, including information returns with respect to backup withholding and other payments to third parties.

                           (b)      All Returns required to be filed by or on
behalf of Target or any Subsidiary have been duly filed on a timely basis and such Returns are true, complete and correct in all material respects. All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made by or on behalf of Target or any Subsidiary under Section 6655 of the Code or comparable provisions of state, local or foreign law, have been paid in full on a timely basis, and no other Taxes are payable by Target or any Subsidiary with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns). Target and each Subsidiary have withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of Target or any Subsidiary with respect to Taxes other than liens for Taxes not yet due and payable. Neither Target nor any Subsidiary has been at any time a member of an affiliated group of corporations filing consolidated, combined or unitary income or franchise tax returns (other than a group of which Target was the common parent corporation) for a period for which the statute of limitations for any Tax potentially applicable as a result of such membership has not expired.

                           (c)      The Target Balance Sheet Date properly
accrues in accordance with GAAP all liabilities for Taxes of Target and its Subsidiaries as if the Target Balance Sheet Date. No liability for Taxes of Target or any Subsidiary has been incurred or material amount of taxable income has been realized (or prior to and including the Effective Time will be incurred or realized) since the Target Balance Sheet Date other than in the ordinary course of business.

                           (d)      Target has in its possession (or in the
possession of its agents) true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of Target or any Subsidiary relating to Taxes, and (ii) all federal, state and foreign income or franchise tax returns and state sales and use tax Returns for or including Target and its Subsidiaries for all periods since Target's and such Subsidiaries' inception. Target has provided to Acquiror true and complete copies of all federal and state income tax returns for the last three years.

                           (e)      No audit of the Returns of or including
Target and its Subsidiaries by a government or taxing authority is in process, threatened or, to Target's knowledge, pending (either in writing or orally, formally or informally). No deficiencies exist or have been asserted (either in writing or orally, formally or informally) or are expected to be asserted with respect to Taxes of Target or any of its Subsidiaries, and Target has not received notice (either in writing or orally, formally or informally) nor does it expect to receive notice that it or any Subsidiary has not filed a Return or paid Taxes required to be filed or paid. Neither Target nor any Subsidiary is a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or orally, formally or informally) against Target, any Subsidiary or any of their respective assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Target or any Subsidiary. Target and each Subsidiary have disclosed on their federal and state income and franchise tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662 or comparable provisions of applicable state tax laws.

                           (f)      Target and its Subsidiaries are not (nor
have they ever been) parties to any tax sharing agreement. Since inception, neither Target nor any of its Subsidiaries has been a distributing corporation or a controlled corporation in a transaction described in Section 355(a) of the Code.

                           (g)      Target is not, nor has it been, a United
States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Target is not a "consenting corporation" under Section 341(f) of the Code. Neither Target nor any Subsidiary has entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to Target or to such Subsidiary pursuant to Section 280G or 162(m) of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. Neither Target nor any Subsidiary has agreed to, nor is it required to make, other than by reason of the Merger, any adjustment under Code Section 481(a) by reason of, a change in accounting method, and Target and each Subsidiary will not otherwise have any income reportable for a period ending after the Closing Date attributable to a transaction or other event

(e.g., an installment sale) occurring prior to the Closing Date with respect to which Target or such Subsidiary received the economic benefit prior to the Closing Date. Neither Target nor any Subsidiary is, nor has it been, a "reporting corporation" subject to the information reporting and record maintenance requirements of Section 6038A and the regulations thereunder.

                           (h)      Neither the Target nor any of its
Subsidiaries has participated in or has an obligation to disclose any Listed Transactions as defined and described in Section 6011 of the Code and the regulations thereunder.

                  2.16     EMPLOYEE BENEFIT PLANS.

                           (a)      Schedule 2.16 lists, with respect to Target,
each Subsidiary of Target and any trade or business (whether or not incorporated) which is treated as a single employer with Target (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code,
(i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) each loan to a non-officer employee in excess of $10,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans,
(iii) all contracts and agreements relating to employment that provide for annual compensation in excess of $100,000 and all severance agreements, with any of the directors, officers or employees of Target or its Subsidiaries (other than, in each case, any such contract or agreement that is terminable by the Company or its Subsidiary at will or without penalty or other adverse consequence), (iv) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, (v) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Target or any Subsidiary and that do not generally apply to all employees, and (vi) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Target or any Subsidiary of greater than $10,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of Target or any Subsidiary (together, the "Target Employee Plans").

                           (b)      Target has furnished or made available to
Acquiror a copy of each of the Target Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each Target Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any Target Employee Plan intended to be qualified under
Section 401(a) of the Code has either obtained from the Internal Revenue Service an opinion letter or favorable determination letter as to its initial qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation; may rely on an opinion letter issued to a prototype plan sponsor with respect to a standardized plan adopted by Target in accordance with the requirements for such reliance; or has applied to the Internal Revenue Service for such a determination letter (or has time remaining to apply for such a determination letter) prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination with respect to all periods since the date of adoption of such Target Employee Plan. Target has also furnished or made available to Acquiror the most recent Internal Revenue Service determination or opinion letter issued with respect to such Target Employee Plan, and nothing significant has occurred since the issuance of such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Target Employee Plan subject to Code Section 401(a).

                           (c)      Except as set forth in Section 2.16(c) of
the Target Disclosure Schedule, (i) none of the Target Employee Plans promises or provides retiree medical or other retiree welfare or retiree life insurance benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, and not exempt under Section 408 of ERISA or Section 4975 of the Code, with respect to any Target Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect; (iii) each Target Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have or reasonably be expected to have, in the aggregate, a Material Adverse Effect, and Target and each Subsidiary or ERISA Affiliate have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Target Employee Plans; (iv) neither Target nor any Subsidiary or ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980D of the Code or Title I of ERISA with respect to any of the Target Employee Plans; (v) all material contributions required to be made by Target or any Subsidiary or ERISA Affiliate to any Target Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Target Employee Plan for the current plan years; (vi) all material contributions required to be made by Target or any Subsidiary or ERISA Affiliate to any Target Employee Plan subject to ERISA been timely made on or before their due dates; (vii) with respect to each Target Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; (viii) no Target Employee Plan is covered by, and neither Target nor any Subsidiary or ERISA Affiliate has incurred or expects to incur any direct or indirect liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or an employee's withdrawal from, any Target Employee Plan or other retirement plan or arrangement, and no fact or event exists that could give rise to any such liability, or under Section 412 of the Code; and (ix) no compensation paid or payable to any employee of Target or any Subsidiary has been, or will be, non-deductible by reason of application of
Section 162(m) or 280G of the Code. With respect to each Target Employee Plan subject to ERISA as either an employee pension plan within the meaning of
Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of
Section 3(1) of ERISA, Target has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Target Employee Plan, except where the failure to file, distribute or post such notices or reports have not or could not reasonably be expected to have a Material Adverse Effect on Target or any Subsidiary. No suit, administrative proceeding, action or other litigation has been brought, or to the best knowledge of Target is threatened, against or with respect to any such Target Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither Target nor any Subsidiary or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

                           (d)      With respect to each Target Employee Plan,
Target and each of its United States Subsidiaries have complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the regulations thereunder or any similar applicable state law, (ii) the applicable requirements of the Health Insurance Portability Amendments Act ("HIPAA") and the regulations thereunder and (iii) the applicable requirements of the Family Medical Leave Act of 1993 and the regulations thereunder or any similar applicable state law, except (in each such case above) to the extent that such failure to comply would not, in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

                           (e)      The consummation of the transactions
contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Target, any Subsidiary or any other ERISA Affiliate to severance benefits or any other payment (including, without limitation, golden parachute or bonus), except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting of any such benefits, or increase the amount of compensation due any such employee or service provider.

                           (f)      There has been no amendment to, written
interpretation or announcement (whether or not written) by Target, any Subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Target Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in Target's financial statements.

                  2.17 CERTAIN AGREEMENTS AFFECTED BY THE MERGER. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Target or any of its Subsidiaries, (ii) materially increase any benefits otherwise payable by Target, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

                  2.18 EMPLOYEE MATTERS. Target and each of its Subsidiaries are in material compliance with all currently applicable federal, state, local and foreign laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. There are no pending material claims against Target or any of its Subsidiaries under any workers compensation plan or policy or for long term disability (other than routine claims for benefits). Neither Target nor any of its Subsidiaries has any material obligations under COBRA or any similar state law with respect to any former employees or qualifying beneficiaries thereunder. There are no controversies pending or, to the knowledge of Target or any of its Subsidiaries, threatened, between Target or any of its Subsidiaries and any of their respective employees or former employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on Target or any Subsidiary. Neither Target nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor unions contract nor does Target or any of its Subsidiaries know of any activities or proceedings of any labor union or other group to organize any such employees. Target and its Subsidiaries have not incurred any material liability under, and have complied in all material respects with, the Worker Adjustment Retraining Notification Act (the "WARN Act"), and no fact or event exists that could give rise to liability under the WARN Act. Section 2.18 of the Target Disclosure Schedule contains a list of all employees who are currently on a leave of absence (whether paid or unpaid), the reasons therefor, the expected return date, and whether reemployment of such employee is guaranteed by contract or statute, and a list of all employees who have requested a leave of absence to commence at any time after the date of this Agreement, the reason therefor, the expected length of such leave, and whether reemployment of such employee is guaranteed by contract or statute.

                  2.19     MATERIAL CONTRACTS.

                           (a)      Subsections (i) through (ix) of Section
2.19(a) of the Target Disclosure Schedule contain a list of all contracts and agreements to which Target or any Subsidiary is a party and that are material to the business, results of operations, or condition (financial or otherwise), of Target and its Subsidiaries taken as a whole (such contracts, agreements and arrangements as are required to be set forth in Section 2.19(a) of the Target Disclosure Schedule being referred to herein collectively as the

"Material Contracts"). Material Contracts shall include, without limitation, the following and shall be categorized in the Target Disclosure Schedule as follows:

                                    (i)     each contract and agreement (other
than routine purchase orders and pricing quotes in the ordinary course of business covering a period of less than 1 year) for the purchase of inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to Target or any Subsidiary under the terms of which Target or any Subsidiary: (A) paid or otherwise gave consideration of more than $50,000 in the aggregate during the calendar year ended December 31, 2002, (B) is likely to pay or otherwise give consideration of more than $50,000 in the aggregate during the calendar year ended December 31, 2003, (C) is likely to pay or otherwise give consideration of more than $50,000 in the aggregate over the remaining term of such contract, or (D) cannot be cancelled by Target or such Subsidiary without penalty or further payment of less than $25,000;

                                    (ii)    each customer contract and agreement
(other than routine purchase orders, pricing quotes with open acceptance and other tender bids, in each case, entered into in the ordinary course of business and covering a period of less than one year) to which Target or any Subsidiary is a party which (A) involved consideration of more than $50,000 in the aggregate during the calendar year ended December 31, 2002, (B) is likely to involve consideration of more than $50,000 in the aggregate during the calendar year ended December 31, 2003, (C) is likely to involve consideration of more than $50,000 in the aggregate over the remaining term of the contract, or (D) cannot be cancelled by Target or such Subsidiary without penalty or further payment of less than $25,000;

                                    (iii)   (A) all distributor, manufacturer's
representative, broker, franchise, agency and dealer contracts and agreements to which Target or any Subsidiary is a party (specifying on a matrix, in the case of distributor agreements, the name of the distributor, product, territory, termination date and exclusivity provisions) and (B) all sales promotion, market research, marketing and advertising contracts and agreements to which Target or any Subsidiary is a party which: (1) involved consideration of more than $50,000 in the aggregate during the calendar year ended December 31, 2002, (2) are likely to involve consideration of more than $50,000 in the aggregate during the calendar year ended December 31, 2003, or (3) are likely to involve consideration of more than $50,000 in the aggregate over the remaining term of the contract;

                                    (iv)    all management contracts with
independent contractors or consultants (or similar arrangements) to which Target or any Subsidiary is a party;

                                    (v)     all contracts and agreements
(excluding routine checking account overdraft agreements involving petty cash amounts) under which Target or any Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness or under which Target or any Subsidiary has imposed (or may impose) a security interest or lien on any of their respective assets, whether tangible or intangible, to secure indebtedness;

                                    (vi)    all contracts and agreements that
limit the ability of Target or any Subsidiary or, after the Effective Time, Acquiror or any of its affiliates, to compete in any line of business or with any person or in any geographic area or during any period of time, or to solicit any customer or client;

                                    (vii)   all contracts and agreements between
or among Target or any Subsidiary, on the one hand, and any affiliate of Target (other than a wholly owned subsidiary), on the other hand;

                                    (viii)  all contracts and agreements to
which Target or any Subsidiary is a party under which it has agreed to supply products to a customer at specified prices, whether directly or through a specific distributor, manufacturer's representative or dealer; and

                                    (ix)    all other contracts or agreements
(A) which are material to Target and its Subsidiaries taken as a whole or the conduct of their respective businesses, (B) the absence of which would have or would reasonably be expected to have a Material Adverse Effect on Target.

                           (b)      Except as would not, individually or in the
aggregate, have or would not reasonably be expected to have a Material Adverse Effect on Target, each Target license and each Material Contract is a legal, valid and binding agreement, and none of the Target licenses or Material Contracts is in default by its terms or has been cancelled by the other party; Target and its Subsidiaries are not in receipt of any claim of default under any such agreement; and none of Target or any of its Subsidiaries anticipates any termination or change to, or receipt of a proposal with respect to, any such agreement as a result of the Merger or otherwise. Target has furnished Acquiror with true and complete copies of all such agreements together with all amendments, waivers or other changes thereto.

                  2.20 INTERESTED PARTY TRANSACTIONS. Neither Target nor any Subsidiary is indebted to any director, officer, employee or agent of Target or any Subsidiary (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Target or any Subsidiary. To Target's knowledge, none of Target or any Subsidiary's officers or directors, or any members of their immediate families, are, directly or indirectly, indebted to Target or any Subsidiary (other than in connection with purchases of the Target or Subsidiary's stock) or have any direct or indirect ownership interest in any firm or corporation with which Target or any Subsidiary is affiliated or with which Target or any Subsidiary has a business relationship, or any firm or corporation which competes with Target or any Subsidiary except that officers, directors and/or shareholders of Target or any Subsidiary may own stock in (but not exceeding two percent of the outstanding capital stock of) any publicly traded companies that may compete with Target or any Subsidiary. To Target's knowledge, none of Target or any Subsidiary's officers or directors or any members of their immediate families are, directly or indirectly, interested in any Material Contract with Target or any Subsidiary. Neither Target nor any Subsidiary is a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

                  2.21 INSURANCE. Target has policies of insurance and bonds as set forth in Section 2.21 of the Target Disclosure Schedule. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target and its Subsidiaries are otherwise in compliance with the terms of such policies and bonds. Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

                  2.22 COMPLIANCE WITH LAWS. Each of Target and its Subsidiaries has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not reasonably be expected to have a Material Adverse Effect on Target or any Subsidiary.

                  2.23 MINUTE BOOKS. The minute books of Target and its Subsidiaries provided to Acquiror contain a complete summary of all meetings of directors and shareholders or actions by written consent since the time of incorporation of Target and the respective Subsidiaries through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

                  2.24 COMPLETE COPIES OF MATERIALS. Target has delivered or made available true and correct copies of each document which has been requested by Acquiror or its counsel in connection with their legal and accounting review of Target and its Subsidiaries.

                  2.25 BROKERS' AND FINDERS' FEES. Target has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                  2.26 VOTE REQUIRED. The affirmative vote of the holders of a majority of the shares of Target capital stock (on a class and series basis) outstanding on the record date set for the Target Shareholders Meeting is the only vote of the holders of any of Target's capital stock necessary to approve this Agreement and the transactions contemplated hereby. The holders of Target Capital Stock executing voting agreements in the form attached as Exhibit C hereto ("Voting Agreements") concurrently with the execution hereof are the record holders of shares of Target Capital Stock (on a class and series basis) sufficient to duly adopt this Agreement, duly approve the Merger and duly approve and adopt the Restated Articles.

                  2.27     BOARD APPROVAL. The Board of Directors of Target has
(i) approved this Agreement, the Agreement of Merger, the Merger and the Restated Articles (ii) determined that the Merger is in the best interests of the shareholders of Target and is on terms that are fair to such shareholders and (iii) recommended that the shareholders of Target approve this Agreement, the Agreement of Merger, the Merger and the Restated Articles.

                  2.28 INVENTORY. The inventories shown on the Financial Statements or thereafter acquired by Target, consisted of items of a quantity and quality usable or salable in the ordinary course of business. Since June 30, 2003, Target has continued to replenish inventories in a normal and customary manner consistent with past practices. Target has not received written or oral notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. The values at which inventories are carried reflect the inventory valuation policy of Target, which is consistent with its past practice and in accordance with GAAP applied on a consistent basis. Since June 30, 2003, due provision was made on the books of Target in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete, or unusable inventories to their estimated useful scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage. As of June 30, 2003, the inventory of Target in the distribution channel does not exceed an aggregate of $75,000. All of the inventories of Target and each Subsidiary reflected in the Financial Statements and Target's books and records on the date hereof were purchased, acquired or produced in the ordinary and regular course of business and in a manner consistent with Target's regular inventory practices and are set forth on Target's books and records in accordance with the practices and principles of Target consistent with the method of treating said items in prior periods. None of the inventory of Target or any Subsidiary reflected on the Financial Statements or on Target's books and records as of the date hereof (in either case net of the reserve therefor) is obsolete, defective or in excess of the needs of the business of Target reasonably anticipated for the normal operation of the business consistent with past practices and outstanding customer contracts. The presentation of inventory on the Financial Statements conforms to GAAP and such inventory is stated at the lower of cost or net realizable value.

                  2.29     ACCOUNTS RECEIVABLE.

                           (a)      Target has made available to Acquiror a list
of all accounts receivable of Target and each Subsidiary reflected on the Financial Statements ("Accounts Receivable") along with a range of days elapsed since invoice.

                           (b)      All Accounts Receivable of Target and its
Subsidiaries arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied. No person has any lien on any of such Accounts Receivable and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

                  2.30 CUSTOMERS AND SUPPLIERS. As of the date hereof, no customer which individually accounted for more than 5% of Target's gross revenues during the 12-month period preceding the date hereof, and no supplier of Target, has cancelled or otherwise terminated, or made any written threat to Target to cancel or otherwise terminate its relationship with Target, or has at any time on or after December 31, 2002 decreased materially its services or supplies to Target in the case of any such supplier, or its usage of the services or products of Target in the case of such customer, and to Target's knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with Target or to decrease materially its services or supplies to Target or its usage of the services or products of Target, as the case may be. From and after the date hereof, no customer which individually accounted for more than 5% of Target's gross revenues during the 12 month period preceding the Closing Date, has cancelled or otherwise terminated, or made any written threat to Target to cancel or otherwise terminate, for any reason, including without limitation the consummation of the transactions contemplated hereby, its relationship with Target, and to Target's knowledge, no such customer intends to cancel or otherwise terminate its relationship with Target or to decrease materially its usage of the services or products of Target. Target has not knowingly breached, so as to provide a benefit to Target that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Target.

                  2.31 NO COMMITMENTS REGARDING FUTURE PRODUCTS. Target has made no sales to customers that are contingent upon providing future enhancements of existing products, to add features not presently available on existing products or to otherwise enhance the performance of its existing products (other than beta or similar arrangements pursuant to which Target's customers from time to time test or evaluate products). The products Target has delivered to customers substantially comply with published specifications for such products and Target has not received material complaints from customers about its products that remain unresolved. Section 2.31 of the Target Disclosure Schedule accurately sets forth a complete list of products in development.

                  2.32 REPRESENTATIONS COMPLETE. As of the date hereof, none of the representations or warranties made by Target herein or in any Schedule hereto, including the Target Disclosure Schedule, or certificate furnished by Target pursuant to this Agreement, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  SECTION THREE

         3.       REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB.

                  Except as disclosed in a document dated as of the date of this Agreement and delivered by Acquiror to Target prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Acquiror Disclosure Schedule"), Acquiror and Merger Sub hereby jointly and severally represent and warrant to Target as follows:

                  3.1 ORGANIZATION, STANDING AND POWER. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Acquiror and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Acquiror.

                  3.2 AUTHORITY. Acquiror and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by California Law). This Agreement has been duly executed and delivered by Acquiror and Merger Sub and constitutes the valid and binding obligations of Acquiror and Merger Sub.

                  3.3      NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                           (a)      The execution and delivery of this Agreement
do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Articles of Incorporation or Bylaws of Acquiror or Merger Sub, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or Merger Sub or their properties or assets.

                           (b)      No consent, approval, order or authorization
of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquiror or Merger Sub in connection with the execution and delivery of this Agreement by Acquiror and Merger Sub or the consummation by Acquiror and Merger Sub of the transactions contemplated hereby, except for (i) the filing of appropriate merger documents as required by California Law, (ii) the filing of a Form 8-K with the SEC and National Association of Securities Dealers ("NASD") within 10 days after the Closing Date, and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Acquiror and would not prevent, materially alter or delay any the transactions contemplated by this Agreement.

                  3.4 LITIGATION. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, against Acquiror which seeks to prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement.

                  3.5 OPERATIONS OF MERGER SUB. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated herein and has not engaged in any business activities or conducted any operations other than in connection with such transactions.

                  3.6 AVAILABILITY OF FUNDS. Acquiror has the funds available to pay the Net Merger Consideration hereunder.

                                  SECTION FOUR

         4.       CONDUCT PRIOR TO THE EFFECTIVE TIME.

                  4.1 CONDUCT OF BUSINESS OF TARGET. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Target agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the Acquiror acting in good faith), to carry on its and its Subsidiaries' business, taken as a whole, in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay and to cause its Subsidiaries to pay debts and Taxes when due, subject to Acquiror's good faith consent to the filing of material Tax Returns if applicable, to pay or perform other obligations when due, and to use all commercially reasonable efforts consistent with past practice and policies to preserve intact its and its Subsidiaries' present business organization, keep available the services of its and its Subsidiaries' present officers and key employees and preserve its and its Subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its Subsidiaries. Target agrees to promptly notify Acquiror of any event or occurrence not in the ordinary course of Target or its Subsidiaries' business, and of any event which could have a Material Adverse Effect. Without limiting the foregoing, except as expressly contemplated by this Agreement or except as consented to in writing by the Acquiror acting in good faith, Target shall not do, cause or permit any of the following, or allow, cause or permit any of its Subsidiaries to do, cause or permit any of the following:

                           (a)      MATERIAL CONTRACTS. Enter into any material
contract or commitment, or violate, amend or otherwise modify or waive any of the material terms of any of its Material Contracts, other than in the ordinary course of business consistent with past practice;

                           (b)      ISSUANCE OF SECURITIES. Issue, deliver or
sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its Common Stock pursuant to the exercise of stock options, warrants or other convertible rights outstanding as of the date of this Agreement and described in
Section 2.3 hereof;

                           (c)      INTELLECTUAL PROPERTY. Transfer to any
person or entity any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice;

                           (d)      EXCLUSIVE RIGHTS. Enter into or amend any
agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

                           (e)      DISPOSITIONS. Sell, lease, license or
otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its Subsidiaries' business, taken as a whole, except in the ordinary course of business consistent with past practice;

                           (f)      INDEBTEDNESS. Incur any indebtedness for
borrowed money (except in the ordinary course of business consistent with past practice) or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

                           (g)      LEASES. Enter into operating lease in excess
of $10,000;

                           (h)      PAYMENT OF OBLIGATIONS. Pay, discharge or
satisfy in an amount in excess of $15,000 in any one case or $75,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements;

                           (i)      CAPITAL EXPENDITURES. Make any capital
expenditures, capital additions or capital improvements in excess of $50,000, except in the ordinary course of business and consistent with past practice;

                           (j)      INSURANCE. Materially reduce the amount of
any material insurance coverage provided by existing insurance policies;

                           (k)      TERMINATION OR WAIVER. Terminate or waive
any right of substantial value, other than in the ordinary course of business;

                           (l)      EMPLOYEE BENEFIT PLANS; NEW HIRES; PAY
INCREASES. Adopt or amend any employee benefit or stock purchase or option plan, or hire any new director level or officer level employee (except that it may hire a replacement for any current director level or officer level employee if it first provides Acquiror advance notice regarding such hiring decision), pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its employees;

                           (m)      SEVERANCE ARRANGEMENT. Grant any severance
or termination pay (i) to any director or officer or (ii) to any other employee except (A) payments made pursuant to standard written agreements outstanding on the date of this Agreement or (B) grants which are made in the ordinary course of business in accordance with its standard past practice;

                           (n)      LAWSUITS. Commence a lawsuit other than (i)
for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Acquiror prior to the filing of such a suit, or (iii) for a breach of this Agreement;

                           (o)      ACQUISITIONS. Acquire or agree to acquire by
merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its Subsidiaries' business, taken as a whole;

                           (p)      TAXES. Make or change any material election
in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                           (q)      NOTICES. Target shall give all commercially
reasonable notices and other information required to be given to the employees of Target, any collective bargaining unit representing any group of employees of Target, and any applicable government authority under the WARN Act, the National Labor Relations Act, the Internal Revenue Code, COBRA, and other applicable law in connection with the transactions provided for in this Agreement;

                           (r)      REVALUATION. Revalue any of its assets,
including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

                           (s)      CHARTER DOCUMENTS. Cause or permit any
amendments to its Articles of Incorporation or Bylaws, except the filing of the Restated Articles immediately prior to the Effective Time;

                           (t)      DIVIDENDS; CHANGES IN CAPITAL STOCK. Declare
or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its Subsidiaries;

                           (u)      STOCK OPTION PLANS, ETC. Accelerate, amend
or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans (except as may otherwise be expressly contemplated by this Agreement); or

                           (v)      OTHER. Take or agree in writing or otherwise
to take, any of the actions described in Sections 4.1(a) through (u) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

         4.2 NO SOLICITATION. Target and the officers and directors of Target will not and Target will direct its employees, consultants, affiliates and other agents not to, directly or indirectly, (i) take any action to solicit, seek, initiate, or to knowingly encourage any Takeover Proposal (as defined below) (ii) engage in negotiations, contacts or discussions with respect to a Takeover Proposal, or disclose any nonpublic information relating to Target or any of it Subsidiaries to, or afford access to the properties, books or records of Target or any of its Subsidiaries to, any person that has advised Target that it may be considering making, or that has made, a Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal; provided, however, that nothing in this Section 4.2 or elsewhere in this Agreement shall prohibit Target from furnishing information regarding Target or entering into negotiations, discussions or an agreement with any person in direct response to a Superior Proposal made or submitted by such person and any such actions enumerated in this provisions shall not be considered a breach of this Agreement if and to the extent that each of the following conditions is satisfied: (1) such Takeover Proposal is not attributable to a breach by Target of Section 4.2(i), (ii) or (iii) above, (2) the board of directors of Target concludes in good faith, after consultation with its outside legal counsel, that it is reasonably likely that the failure to take such action would constitute a breach of its fiduciary duties to Target shareholders, and (3) Target promptly gives Acquiror written notice of the existence of such Takeover Proposal and Target's intention to furnish information to, or enter into discussions or negotiations with, such person. For purposes of this Agreement, "Takeover Proposal" means any offer or proposal for, or any indication of interest in, a merger, consolidation, dissolution or other business combination involving Target or any of its Subsidiaries or the acquisition of any significant equity interest in, or a significant portion of the assets of, Target or any of its Subsidiaries, other than the transactions contemplated by this Agreement. For purposes of this Agreement, "Superior Proposal" means an unsolicited Takeover Proposal that the board of directors determines in its good faith judgment to be more favorable to Target shareholders than the Merger. Target has previously ceased and caused to be terminated all negotiations, contacts and discussions regarding any Takeover Proposal, other than the transactions contemplated by this Agreement.

                                  SECTION FIVE

         5.       ADDITIONAL AGREEMENTS.

                  5.1 BEST EFFORTS AND FURTHER ASSURANCES. Each of the parties to this Agreement shall use its commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

                  5.2      CONSENTS; COOPERATION.

                           (a)      Each of Acquiror and Target shall use its
commercially reasonable best efforts to promptly (i) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Acquiror or Target or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder, and (ii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under the Securities Act and the Exchange Act and any other applicable federal, state or foreign securities laws.

                           (b)      From the date of this Agreement until the
earlier of the Effective Time or the termination of this Agreement, each party shall promptly notify the other party in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the Merger or the transactions contemplated hereunder or otherwise limit the right of Acquiror or its subsidiaries to own or operate all or any portion of the businesses or assets of Target or its Subsidiaries.

                           (c)      Each of Acquiror and Target shall give or
cause to be given any required notices to third parties, and use its reasonable best efforts to obtain all consents, waivers and approvals from third parties
(i) necessary, proper or advisable to consummate the transactions contemplated hereunder, (ii) disclosed or required to be disclosed in the Target Disclosure Schedule or the Acquiror Disclosure Schedule, or (iii) required to prevent a Material Adverse Effect on Target or Acquiror from occurring prior or after the Effective Time. In the event that Acquiror or Target shall fail to obtain any third party consent, waiver or approval described in this Section 5.2(c), it shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect upon Acquiror and Target, their respective subsidiaries and their respective businesses resulting (or which could reasonably be expected to result after the Effective Time) from the failure to obtain such consent, waiver or approval.

                           (d)      Each of Acquiror and Target will, and will
cause their respective subsidiaries to, take all commercially reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto reasonably necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

                  5.3      ACCESS TO INFORMATION.

                           (a)      Target shall afford Acquiror and its
accountants, counsel and other representatives, reasonable access during normal business hours and upon reasonable notice during the period prior to the Effective Time to (i) all of Target's and its Subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties, Taxes and personnel of Target and its Subsidiaries as Acquiror may reasonably request. Target agrees to provide to Acquiror and its accountants, counsel and other representatives copies of internal financial statements promptly upon reasonable request.

                           (b)      Subject to compliance with applicable law,
from the date hereof until the Effective Time, each of Acquiror and Target shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

                           (c)      No information or knowledge obtained in any
investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

                  5.4 CONFIDENTIALITY. The parties acknowledge that Acquiror and Target have previously executed a non-disclosure agreement (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

                  5.5 PUBLIC DISCLOSURE. Unless otherwise permitted by this Agreement, Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD.

                  5.6 FIRPTA. Target shall, prior to the Closing Date, provide Acquiror with a properly executed Foreign Investment and Real Property Tax Act of 1980 ("FIRPTA") Notification Letter, which shall state that shares of capital stock of Target do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Acquiror's obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, Target shall have provided to Acquiror, as agent for Target, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation
Section 1.897-2(h)(2) along with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of Target upon the Closing of the Merger.

                  5.7 STATE STATUTES. If any state takeover law shall become applicable to the transactions contemplated by this Agreement, Acquiror and its Board of Directors or Target and its Board of Directors, as the case may be, shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effects of such state takeover law on the transactions contemplated by this Agreement.

                  5.8 ESCROW AGREEMENT. On or before the Effective Time, the Escrow Agent and the Shareholders' Representative (as defined in Section 8 below) will execute the Escrow Agreement contemplated by Section 8 substantially in the form attached hereto as Exhibit D ("Escrow Agreement").

                  5.9      SHAREHOLDER APPROVAL.

                           (a)      INFORMATION STATEMENT. As promptly as
practicable after the date hereof, Target shall prepare, with the cooperation of Acquiror, an Information Statement (the "Information Statement") for the shareholders of Target (voting together as a class and separately by series) to approve this Agreement, the Agreement of Merger, the Restated Articles and the transactions contemplated hereby and thereby (the "Shareholder Approval"). The Information Statement shall constitute a disclosure document for the offer and payment of the Net Merger Consideration to be received by the holders of the capital stock of Target in the Merger, shall comply with applicable federal and state securities laws requirements and shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

                           (b)      The Information Statement shall contain the
unanimous recommendation of the Board of Directors of Target that the Target shareholders approve the Merger, this Agreement, the Agreement of Merger and the Restated Articles and the conclusion of the Board of Directors that the terms and conditions of the Merger are fair and reasonable to the shareholders of Target. Anything to the contrary contained herein notwithstanding, Target shall not include in the Information Statement any information with respect to Acquiror or its affiliates or associates, the form and content of which information shall not have been approved by Acquiror prior to such inclusion.

                  5.10 SPECIAL MEETING OR WRITTEN CONSENT OF SHAREHOLDERS. As promptly as practicable after the date hereof, Target shall take all action necessary in accordance with California Law and its Articles of Incorporation and Bylaws to either (i) convene a special meeting of its shareholders (the "Special Meeting") for the purposes of obtaining the Shareholder Approvals or
(ii) solicit the Shareholder Approvals by written consent of the shareholders. If a Special Meeting is called, Target shall not postpone or adjourn (other than for the absence of a quorum) the Special Meeting without the consent of Acquiror. Target shall use its best efforts to solicit from the shareholders of Target written consents or proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of shareholders required under California Law and its Articles of Incorporation and Bylaws to effect the Merger.

                  5.11 TARGET EMPLOYEES. Target shall use commercially reasonable efforts to cooperate with Acquiror to ensure that employees selected by Acquiror will become employees of Acquiror. Target will cooperate with Acquiror to identify employees of Target who are necessary or desirable for Acquiror's proposed operations. Such persons, if they accept employment with Acquiror, shall be "at will" employees and may be terminated by Acquiror at any time for any reason or for no reason. Acquiror agrees to grant to such employees options to purchase an aggregate of 500,000 shares of Acquiror common stock (as adjusted for stock splits, stock dividends, combinations and the like) each with an exercise price equal to the fair market value of such common stock on the date of grant. Acquiror shall adopt the "Retention Bonus Plan for Divio, Inc." substantially in the form attached hereto as Exhibit E ( the "Retention Plan.").

                  5.12 NON-COMPETITION AGREEMENT. Concurrently with the execution of this Agreement, Johnny Wang has executed and delivered to Acquiror the Non-competition Agreement substantially in the form of Exhibit F attached hereto (the "Non-Competition Agreement").

                  5.13 EXPENSES. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting, brokers, finders and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses; provided, however, that in the event that the Merger is consummated, Acquiror agrees to pay at Closing up to an aggregate of $100,000 in reasonable and documented legal fees and expenses incurred by the Target in connection with the Merger and listed on the Statement of Expenses (as defined below); and provided, further, that to the extent the fees and expenses (including Third Party Expenses) listed on the Statement of Expenses exceed $100,000 in the aggregate, the Maximum Aggregate Consideration shall be reduced dollar-for-dollar as provided in Section 1.6 hereof. As used herein, "Statement of Expenses" shall mean a written statement of all fees and expenses (including Third Party Expenses) incurred by the Target in connection with the Merger, including an estimate of any such expenses yet to be incurred or invoiced, in form reasonably satisfactory to Acquiror and accompanied by a certificate signed by the Chief Financial Officer of the Target stating that the statement is true and correct as of the Effective Time, which shall be delivered to Acquiror's Chief Financial Officer at the Closing (and a draft of which shall be delivered to Acquiror's Chief Financial Officer three (3) business days prior to the Closing Date), and which shall include copies of any invoices or other supporting documents referred to therein. Any Third Party Expenses incurred by the Target in connection with the Merger and not reflected in full on the Statement of Expenses (collectively the "Undisclosed Excess Expense Amount") shall be paid to the Acquiror from the Escrow Fund.

                  5.14 SEVERANCE PAYMENTS. Acquiror shall pay to any employee of Target or any Subsidiary whose employment is terminated by Acquiror within three months after the Closing a severance payment in the amount customarily paid under the severance policies or practices of the Target effective prior to the Closing, (provided such payments do not exceed an amount equal to the regular salary for a period of three weeks on a per employee basis) (the "Post-Closing Severance Payments"). An amount equal to each Post Closing Severance Payment shall be paid to Acquiror out of the Escrow Fund at the time such severance payment is paid to such employee. In addition, excluding the amounts to be paid by Acquiror pursuant to the Retention Plan, all payments due or which will become due to any current or former employee or other service provider of Target, any Subsidiary or any other ERISA Affiliate as a result of the consummation of the transactions contemplated by this Agreement and which are not set forth on Schedule 2.16(e) of the Target Disclosure Schedule shall be paid to Acquiror out of the Escrow Fund at the time such payment is paid to such employee or other service provider.

                  5.15 EXISTING INDEMNIFICATION OBLIGATIONS OF TARGET. Acquiror acknowledges that pursuant to Article 7 of the Restated Certificate as in effect prior to the filing of the Agreement of Merger, any repeal or modification of said Article 7 shall not adversely affect any right of indemnification or limitation of liability of an agent or the Target relating to actions or omissions occurring prior to such repeal or modification.

                                   SECTION SIX

         6.       CONDITIONS TO THE MERGER.

                  6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

                           (a)      SHAREHOLDER APPROVAL. Shareholder Approval
shall have been obtained for this Agreement, the Agreement of Merger, the Merger and the Restated Articles.

                           (b)      NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No
temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

                           (c)      GOVERNMENTAL APPROVAL. Acquiror, Target and
Merger Sub and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby.

                           (d)      ESCROW AGREEMENT. Acquiror, Target, Escrow
Agent and the Shareholders' Representative (as defined in Section 8 below) shall have entered into an Escrow Agreement substantially in the form attached hereto as Exhibit D.

                  6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF TARGET. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:

                           (a)      REPRESENTATIONS, WARRANTIES AND COVENANTS.
(i) Each of the representations and warranties of Acquiror and Merger Sub in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of Acquiror and Merger Sub in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Effective Time as though such representation or warranty had been made on and as of such time (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and
(ii) Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

                           (b)      CERTIFICATES OF ACQUIROR.

                                    (i)     COMPLIANCE CERTIFICATE OF ACQUIROR.
Target shall have been provided with a certificate executed on behalf of Acquiror by its President or its Chief Financial Officer to the effect that, as of the Effective Time, each of the conditions set forth in Section 6.2(a) above has been satisfied with respect to Acquiror.

                                    (ii)    CERTIFICATE OF SECRETARY OF
ACQUIROR. Target shall have been provided with a certificate executed by the Secretary or Assistant Secretary of Acquiror certifying:

                                            (A)      resolutions duly adopted by
the Board of Directors of Acquiror authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

                                            (B)      the incumbency of the
officers of Acquiror executing this Agreement and all agreements and documents contemplated hereby.

                           (c)      CERTIFICATES OF MERGER SUB.

                                    (i)     COMPLIANCE CERTIFICATE OF MERGER
SUB. Target shall have been provided with a certificate executed on behalf of Merger Sub by its President or its Chief Financial Officer to the effect that, as of the Effective Time, each of the conditions set forth in Section 6.2(a) above has been satisfied with respect to Merger Sub.

                                    (ii)    CERTIFICATE OF SECRETARY OF MERGER
SUB. Target shall have been provided with a certificate executed by the Secretary or Assistant Secretary of Merger Sub certifying:

                                            (A)      resolutions duly adopted by
the Board of Directors and the sole shareholder of Merger Sub authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

                                            (B)      the incumbency of the
officers of Merger Sub executing this Agreement and all agreements and documents contemplated hereby.

                           (d)      FUNDS MADE AVAILABLE. Acquiror shall have
made available to the Exchange Agent the Net Merger Consideration as set forth in Section 1.7(b) hereof.

                  6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF ACQUIROR AND MERGER SUB. The obligations of Acquiror and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:

                           (a)      REPRESENTATIONS, WARRANTIES AND COVENANTS.
(i) Each of the representations and warranties of the Target contained in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except to the extent that such representations and warranties refer to a specific date, in which case such representations and warranties shall have been true and correct as of such date; provided, however, that this Section 6.3(a)(i) shall be deemed to be satisfied so long as any failures of such representations and warranties to be true and correct, in the aggregate, have not had, and are not reasonably likely to have, a Material Adverse Effect on the Target (it being understood that, for purposes of determining the accuracy of the representations and warranties of the Target, all "Material Adverse Effect" and "Knowledge" qualifications and all other qualifications based on the word "material" or "knowledge" contained in such representations and warranties shall be disregarded). Notwithstanding the foregoing, the representation and warranty of the Target contained in Section
2.3 of this Agreement shall have been true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date;

and (ii) Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

                           (b)      NO MATERIAL ADVERSE EFFECT. There shall not
have occurred any Material Adverse Effect on Target.

                           (c)      CERTIFICATES OF TARGET.

                                    (i)     COMPLIANCE CERTIFICATE OF TARGET.
Acquiror and Merger Sub shall have been provided with a certificate executed on behalf of Target by its President or its Chief Financial Officer to the effect that, as of the Effective Time, each of the conditions set forth in Section 6.3(a) and (b) above has been satisfied.

                                    (ii)    CERTIFICATE OF SECRETARY OF TARGET.
Acquiror and Merger Sub shall have been provided with a certificate executed by the Secretary of Target certifying:

                                            (A)      resolutions duly adopted
by the Board of Directors and the shareholders of Target authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby;

                                            (B)      the Articles of
Incorporation and Bylaws of Target, as in effect immediately prior to the Effective Time, including all amendments thereto; and

                                            (C)      the incumbency of the
officers of Target executing this Agreement and all agreements and documents contemplated hereby.

                           (d)      THIRD PARTY CONSENTS. Acquiror shall have
been furnished with evidence satisfactory to it that Target has obtained those consents, waivers, approvals or authorizations of those Governmental Entities and third parties which are required to be set forth on Schedule 2.5(b) of the Target Disclosure Schedule.

                           (e)      INJUNCTIONS OR RESTRAINTS ON MERGER AND
CONDUCT OF BUSINESS. No proceeding brought by any administrative agency or commission of other governmental authority or instrumentality, domestic or foreign, seeking to prevent the consummation of the Merger shall be pending. In addition, no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Acquiror's conduct or operation of the business of Target and its Subsidiaries, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

                           (f)      LEGAL OPINION. Acquiror shall have received
a legal opinion from Target's legal counsel, in substantially the form attached hereto as Exhibit G.

                           (g)      FIRPTA CERTIFICATE. Target shall, prior to
the Closing Date, provide Acquiror with a properly executed FIRPTA Notification Letter and a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of Target upon the Closing of the Merger, as set forth in
Section 5.6 above.

                           (h)      TERMINATION OF TARGET'S 401(k) PLAN. If
Target maintains or sponsors a plan subject to Section 401(k) of the Code, Target's Board of Directors shall have adopted a resolution terminating such plan contingent on the Closing and effective as of at least one calendar day prior to the Effective Time.

                           (i)      DISSENTER'S RIGHTS. Shareholders of not more
than 10% of the total outstanding Target Common Stock and Target Preferred Stock (on an as converted basis), together, shall have demanded, or have any continued right to demand, dissenter's rights pursuant to California Law.

                           (j)      ADOPTION AND FILING OF THE RESTATED
ARTICLES. Prior to the Effective Time, Target shall have adopted and filed with the Secretary of State of the State of California the Restated Articles in the form attached hereto as Exhibit B; the Restated Articles shall continue in full force and effect as of the Closing Date; and no resolutions to modify, amend or rescind the Restated Articles in any respect shall have been approved by the Target's Board of Directors.

                                  SECTION SEVEN

         7.       TERMINATION, AMENDMENT AND WAIVER.

                  7.1 TERMINATION. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Target, this Agreement may be terminated and the Merger may be abandoned:

                           (a)      by mutual consent duly authorized by the
Boards of Directors of each of Acquiror and Target;

                           (b)      by either Acquiror or Target, if, without
fault of the terminating party,

                                    (i)     the Effective Time shall not have
occurred on or before October 15, 2003 (or such later date as may be agreed upon in writing by the parties);

                                    (ii)    there shall be any applicable
federal or state law that makes consummation of the Merger illegal or otherwise prohibited or if any court of competent jurisdiction or Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

                                    (iii)   the Special Meeting shall have been
held, and the required approval of the shareholders of Target shall not have been obtained by reason of the failure to obtain the required vote upon a vote duly held at the Special Meeting or at any adjournment thereof;

                           (c)      by Acquiror, if Target shall have breached
any of its representations, warranties or obligations hereunder and as a result of such breach the conditions set forth in Sections 6.3(a) and (b), as the case may be, would not then be satisfied; or

                           (d)      by Target, if Acquiror shall materially
breach any of its representations, warranties or obligations hereunder and such breach shall not have been cured within ten (10) calendar days following receipt by Acquiror of written notice of such breach, provided that Target is not in material breach of any of its representations, warranties or obligations hereunder, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured.

                           (e)      by Target, in connection with entering into
an agreement as permitted by Section 4.2 with respect to a Superior Proposal, provide Target has made the payment required to be made by it pursuant to
Section 7.2.

                  7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Merger Sub or Target or their respective officers, directors, shareholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Section 5.4 (Confidentiality), Section 5.13 (Expenses) and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement. Target shall pay Acquiror the sum of $1,200,000 concurrently with the termination of this Agreement under Section 7.1(e).

                  7.3 AMENDMENT. The boards of directors of the parties may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties; provided that an amendment made subsequent to adoption of the Agreement by the shareholders of Target or Merger Sub shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Target Capital Stock, (ii) alter or change any term of the Articles of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would adversely affect the shareholders of Target or Merger Sub.

                  7.4 EXTENSION; WAIVER. At any time prior to the Effective Time any party may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  SECTION EIGHT

         8.       ESCROW AND INDEMNIFICATION.

                  8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All covenants to be performed prior to the Effective Time, and all representations and warranties in this Agreement or in any instrument delivered at closing pursuant to this Agreement shall survive the consummation of the Merger and continue until twelve (12) months from the Closing Date (the "Escrow Termination Date"); provided that if any claims for indemnification have been asserted with respect to any such representations and warranties prior to the Escrow Termination Date, the representations and warranties on which any such claims are based shall continue in effect until final resolution of any claims, and provided further that representations, warranties and covenants relating to Taxes shall survive until 30 days after expiration of all applicable statutes of limitations relating to such Taxes. All covenants to be performed after the Effective Time shall terminate by their terms.

                  8.2 ESCROW FUND. As soon as practicable after the Effective Time, the Escrow Cash shall, without any act of any shareholder of Target, be registered in the name of, and be deposited with, U.S. Bank, N.A. (or other institution selected by Acquiror and subject to the reasonable approval of Target) as escrow agent (the "Escrow Agent"), such deposit to constitute the escrow fund (the "Escrow Fund") and to be governed by the terms set forth herein and in the Escrow Agreement substantially in the form attached hereto as Exhibit
D. As soon as practicable after the Effective Time, the Escrow Cash shall be deposited by Acquiror into the Escrow Fund. In the event that any Damages (as defined below) arise, the Escrow Fund shall be available to compensate the Indemnified Persons (defined below) pursuant to the indemnification obligations of the shareholders of the Target pursuant to Section 8.3 and in accordance with the Escrow Agreement.

                  8.3      INDEMNIFICATION.

                           (a)      INDEMNIFIED DAMAGES. Subject to the
limitations set forth in this Section 8, from and after the Effective Time, the former shareholders of Target shall protect, defend, indemnify and hold harmless Acquiror and the Surviving Corporation and their respective affiliates, officers, directors, employees, representatives and agents (Acquiror, Surviving Corporation and each of the foregoing persons or entities is hereinafter referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") from and against any and all losses, costs, damages, liabilities, Taxes, fees and expenses, including without limitation, reasonable attorneys' fees and expenses of investigation, judgments, settlements, interest, penalties, response action, removal or remedial action (collectively, the "Damages"), that any of the Indemnified Persons incurs by reason of or in connection with (i) any misrepresentation, breach of, or default in connection with, any of the representations, warranties, covenants or agreements of Target contained in this Agreement, the Target Disclosure Schedule and the Agreement of Merger, (ii) any claim, demand, action or cause of action, or suit brought by former Target shareholders with respect to the transactions contemplated hereby,
(iii) any Undisclosed Excess Expense Amount as set forth in Section 5.13, (iv) any Post-Closing Severance Payments which become due after the Closing under
Section 5.14, (v) the matters disclosed in Section 2.9 of the Disclosure Schedule, and (vi) any amount by which Target's cash balance net of total liabilities (recorded under GAAP consistently applied) as of June 27, 2003 was less than $1.0 million, in each case, which becomes known to Acquiror during the Escrow Period. Damages in each case shall be increased by any Tax cost resulting from the receipt of the indemnity payments and shall be net of any Tax benefits realized in connection with the circumstances giving rise to the indemnity payment and the amount of any insurance proceeds and indemnity and contribution actually recovered by Acquiror or the Surviving Corporation.

                           (b)      EXCLUSIVE CONTRACTUAL REMEDY AND
LIMITATIONS. Acquiror, the former shareholders of Target and Target each acknowledge that Damages, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the total consideration Acquiror would have agreed to pay in connection with the Merger. Resort to the Escrow Fund shall be the exclusive contractual remedy of Acquiror and Surviving Corporation for any Damages if the Merger closes. The maximum liability of any former holder of the Target Capital Stock for any breach of a representation, warranty or covenant of the Target shall be limited to the Escrow Cash in which such holder has an interest that are held pursuant to the Escrow Agreement; provided, however, that nothing herein shall limit the liability: (i) of Target for any breach of representation, warranty or covenant if the Merger does not close, (ii) of any Target shareholder in connection with any breach by such shareholder of the Voting Agreement, and (iii) of any officer, director or shareholder of the Target for such person's or entity's fraud or intentional misrepresentation. Target shall protect, defend, indemnify and hold harmless the Indemnified Persons from and against any and all Damages that any of the Indemnified Persons incurs in connection with any breach by Target of any representation, warranty or covenant in this Agreement if the Merger does not close.

                  8.4 DAMAGES THRESHOLD. Notwithstanding the foregoing, Acquiror may not receive any amount of the Escrow Cash from the Escrow Fund unless and until a certificate signed by an officer of Acquiror (an "Officer's Certificate") identifying Damages in the aggregate amount in excess of $50,000 has been delivered to the Escrow Agent and such amount is determined pursuant to this Section 8 to be payable, in which case Acquiror shall receive Escrow Cash equal in value to the full amount of such

Damages without deduction. In determining the amount of any Damages attributable to a breach, any materiality standard contained in a representation, warranty or covenant of Acquiror shall be disregarded.

                  8.5 ESCROW PERIOD. Subject to the following requirements, the Escrow Fund shall remain in existence until the Escrow Termination Date (the "Escrow Period"). Upon the expiration of the Escrow Period, the Escrow Fund shall terminate with respect to all Escrow Cash; provided, however, that the amount of Escrow Cash, which, in the reasonable judgment of Acquiror, subject to the objection of the Shareholders' Representative (as defined in Section 8.8 below) and the subsequent arbitration of the claim in the manner provided in the Escrow Agreement, are necessary to satisfy any unsatisfied claims, including claims for Damages Acquiror reasonably anticipates incurring, specified in any Officer's Certificate delivered to the Escrow Agent prior to the expiration of such Escrow Period with respect to facts and circumstances existing on or prior to the Escrow Termination Date shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such claims have been resolved. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the shareholders of Target all Escrow Cash and other property remaining in the Escrow Fund and not required to satisfy such claims. Deliveries of Escrow Cash to the shareholders of Target pursuant to this Section 8.5 and the Escrow Agreement shall be made in proportion to their respective original contributions to the Escrow Fund.

                  8.6 METHOD OF ASSERTING CLAIMS. All claims for indemnification by the Surviving Corporation or any other Indemnified Person pursuant to this Section 8 shall be made in accordance with the provisions of the Escrow Agreement.

                  8.7 REPRESENTATIVE OF THE SHAREHOLDERS; POWER OF ATTORNEY. In the event that the Merger is approved by the requisite shareholders, effective upon such vote, and without further act of any shareholder, Hsiang-Wen Chen shall be appointed as agent and attorney-in-fact (the "Shareholders' Representative") for each shareholder of Target (except such shareholders, if any, as shall have perfected their dissenter's rights under California Law), for and on behalf of shareholders of Target, to give and receive notices and communications on behalf of Target shareholders, to enter into and perform the Escrow Agreement, to authorize delivery to Acquiror of Escrow Cash or other property from the Escrow Fund in satisfaction of claims by Acquiror or any other Indemnified Person, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Shareholders' Representative for the accomplishment of the foregoing.

                  8.8 ADJUSTMENT TO ESCROW. In the event that Acquiror pays out any amounts to holders of Dissenting Shares with respect to such shares, the Escrow Cash shall be automatically reduced by the amount of Escrow Cash allocable to such Dissenting Shares. Upon certification by the Acquiror to the Escrow Agent of such event, the Escrow Cash allocable to such Dissenting Shares shall be promptly returned to Acquiror.

                                  SECTION NINE

         9.       GENERAL PROVISIONS.

                  9.1 NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice,

                           (a)      if to Acquiror or Merger Sub, to:
                                    ESS Technology, Inc.
                                    48401 Fremont Blvd.
                                    Fremont, CA 94538
                                    Attention: President
                                    Facsimile No.: (510) 492-1098
                                    Telephone No.: (510) 492-1088

                                    with a copy to:

                                    Orrick, Herrington & Sutcliffe LLP
                                    1020 Marsh Road
                                    Menlo Park, CA 94025
                                    Attention: Peter Cohn
                                    Facsimile No.: (650) 614-7401

                           (b)      if to Target, to:
                                    Divio, Inc.
                                    441 De Guigne Drive
                                    Sunnyvale, CA 94085
                                    Attention: President
                                    Facsimile No.: (408) 328-3399

                                    with a copy to:
                                    Wilson Sonsini Goodrich & Rosati, P.C.
                                    650 Page Mill Road
                                    Palo Alto, CA 94304
                                    Attention:  Aaron J. Alter
                                    Facsimile No.: (650) 493-6811
                                    Telephone No.: (650) 320-4693

                  9.2 INTERPRETATION. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to August 15, 2003. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  9.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

                  9.4 ENTIRE AGREEMENT; NONASSIGNABILITY; PARTIES IN INTEREST. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Target Disclosure Schedule and the Acquiror Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Sections 1.6(a)-(c),
1.7. 1.8, and 1.11; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

                  9.5 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

                  9.6 REMEDIES CUMULATIVE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

                  9.7 GOVERNING LAW. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law. Each of the parties to this Agreement consents to the exclusive jurisdiction and venue of the courts of the state and federal courts of San Mateo County, California.

                  9.8 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

                  9.9 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended or waived only with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 9.9 shall be binding upon the parties and their respective successors and assigns.

                            [Signature Page Follows]

         Target, Acquiror and Merger Sub have executed this Agreement as of the date first written above.

                                    TARGET:

                                    DIVIO, INC.

                                    By: /s/ Johnny Wang
                                        ----------------------------------------
                                    Name: Johnny Wang
                                          --------------------------------------
                                                          (Print)
                                    Title: President

                                    Address: 441 De Guigne Drive
                                             Sunnyvale, CA 94085

                                    ACQUIROR:

                                    ESS TECHNOLOGY, INC.

                                    By: /s/ Robert L. Blair
                                        ----------------------------------------
                                    Name: Robert L. Blair
                                          --------------------------------------
                                                          (Print)
                                    Title: President and Chief Executive Officer

                                    Address: 48401 Fremont Blvd.
                                             Fremont, CA  94538

                                    MERGER SUB:

                                    DIVIO ACQUISITION CORPORATION

                                    By: /s/ Robert L. Blair
                                        ----------------------------------------
                                    Name: Robert L. Blair
                                          --------------------------------------
                                                          (Print)
                                    Title: President and Chief Executive Officer

                                    Address: 48401 Fremont Blvd.
                                             Fremont, CA  94538

EXCLUDED EXHIBITS

The following schedule and exhibits to the Agreement and Plan of Merger dated August 15, 2003, by and among ESS Technology, Inc., Divio Acquisition Corporation, and Divio, Inc., have been omitted from this filing: Target Disclosure Schedule; Exhibit A (Agreement of Merger); Exhibit B (Restated Articles); Exhibit C (Voting Agreement); Exhibit D (Escrow Agreement ); Exhibit E (Retention Plan);Exhibit F (Non-competition Agreement); and Exhibit G (Legal Opinion from Target's Counsel).

ESS hereby agrees to furnish supplementally to the Commission any omitted exhibit upon request.